Exhibit 2.1

Amendment No. 1 to Agreement and Plan of Merger and Reorganization

This Amendment No. 1 to Agreement and Plan of Merger and Reorganization (this “Agreement”) is made as of November 19, 2019, with respect to that certain Agreement and Plan of Merger and Reorganization, dated as of September 30, 2019 (as amended, the “Merger Agreement”), by and among NewLink Genetics Corporation, a Delaware corporation (“Parent”), Cyclone Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Lumos Pharma, Inc., a Delaware corporation (the “Company”).  Capitalized terms used and not otherwise defined herein shall have the meanings accorded to such terms under the Merger Agreement.

WITNESSETH:

Whereas, Section 10.2 of the Merger Agreement provides that the Merger Agreement may be amended with a written agreement signed by each of the Company, Merger Sub, and Parent (together, the “Parties”) and the approval of each Party’s board of directors; and

Whereas, each Party’s board of directors has approved this Agreement.

Now, Therefore, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto further agree as follows:

1.          Amendments to Merger Agreement.

(a)          Section 1.4(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(b)        the certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation, provided, however, that (i) prior to the Effective Time, Parent shall file an amendment to its certificate of incorporation as contemplated by Section 5.3(a)(i), to effect the Nasdaq Reverse Split and (ii) following the Effective Time, Parent shall file another amendment to its certificate of incorporation to change the name of Parent to Lumos Pharma, Inc., and make such other changes as are mutually agreeable to Parent and the Company;”

(b)          Section 5.11 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Directors and Officers.

(a)          The Parties shall use reasonable best efforts and take all necessary action so that immediately after the Effective Time, (i) the Parent Board is comprised of six members, with (A) three such members designated by Parent and (B) three such members designated by the Company, and (ii) the Persons listed in Exhibit D under the heading “Officers” are elected or appointed, as applicable, to the positions of officers of Parent, as set forth therein, to serve in such positions effective as of the Effective Time until successors are duly appointed and qualified in accordance with applicable Law. If any Person listed in Exhibit D is unable or unwilling to serve as an officer of Parent or the Surviving Corporation, as set forth therein, as of the Effective Time, the Parties shall mutually agree upon a successor.

(b)         After the Closing, (i) a seventh member of the Parent Board shall be unanimously appointed by the other directors of the Parent Board as soon as reasonably practicable, and (ii) thereafter, the nominating committee of the Parent Board shall nominate the directors of Parent in the ordinary course.”

(c)           Section 5.1(a) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(a)        As promptly as practicable after the date of this Agreement (but in no event later than fifty-three (53) days following the date of this Agreement), the Parties shall prepare and cause to be filed with the SEC a preliminary Proxy Statement. Following (i) confirmation by the SEC that it has no further comments or (ii) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, Parent shall use commercially reasonable efforts to cause the Proxy Statement in definitive form to be mailed to the stockholders of Parent.”

(d)           The notice information with respect to the Company, starting with the words “if to the Company:”, in Section 10.8 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“if to the Company:

Lumos Pharma, Inc.
4200 Marathon Blvd., Suite 200
Austin, Texas 78756
Attention: Rick Hawkins, President & Chief Executive Officer
Email: rhawkins@lumos-pharma.com

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati P.C.
900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, Texas 78746
Attn.: J. Robert Suffoletta
Email: rsuffoletta@wsgr.com”

2.          Continuing Effectiveness.  Except as expressly modified by this Agreement, the Merger Agreement shall remain in full force and effect in accordance with its terms. This Agreement shall be deemed an amendment to the Merger Agreement and shall become effective when executed and delivered by the Parties. Upon the effectiveness of this Agreement, all references in the Merger Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Merger Agreement, as modified by this Agreement.

3.          Counterparts.  Except as specifically modified herein, the Merger Agreement remains in full force and effect.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if the signatures thereto were in the same instrument.  The exchange of a fully executed Amendment (in counterparts or otherwise) by the Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

4.          Miscellaneous.  Sections 10.5 (Applicable Law; Jurisdiction; Waiver of Jury Trial), 10.7 (Assignability), 10.10 (Severability), 10.11 (Other Remedies; Specific Performance), 10.12 (No Third Party Beneficiaries) and 10.13 (Construction) are incorporated by reference herein, mutatis mutandis, as if set forth at length herein.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

NEWLINK GENETICS CORPORATION

/s/ Brad Powers
By:	Brad Powers
Its:	Office of the Chief Executive Officer

CYCLONE MERGER SUB, INC.

/s/ Brad Powers
By:	Brad Powers
Its:	President

LUMOS PHARMA, INC.

/s/ Richard J. Hawkins
By:	Richard J. Hawkins
Its:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger and Reorganization